EXHIBIT 99.1

23301 Wilmington Avenue
Carson, CA 90745-6209
310.513.7200
www.ducommun.com
NEWS RELEASE

FOR IMMEDIATE RELEASE
Ducommun Reports Results for the
Third Quarter Ended September 27, 2014
Strong Commercial Aerospace Sales Growth and Improved Working Capital
LOS ANGELES, California (October 27, 2014) – Ducommun Incorporated (NYSE:DCO) (“Ducommun” or the “Company”) today reported results for its third quarter and nine months ended September 27, 2014.
Third Quarter 2014 Highlights

•	Third quarter revenue was $188.2 million

•	Net income was $2.6 million, or $0.24 per diluted share

•	EBITDA for the quarter was $18.6 million

•	Ducommun made a voluntary principal prepayment of $7.5 million on its term loan during the quarter
“Ducommun’s top line growth this quarter was driven by a 21% increase in our overall commercial aerospace revenue,” said Anthony J. Reardon, chairman and chief executive officer. “We continue to benefit from current platform build rates as well as higher content, reflecting increased customer demand for our structural and electronic solutions. The strength of our commercial aerospace operations has helped offset the impact of changes within certain military and space programs.
“We believe there are numerous opportunities for further expansion across our product portfolio, particularly within the commercial aerospace and non-A&D markets. Given the inevitable changes in military spending priorities, we are also committed to adjusting our cost basis to reflect current and anticipated mix changes and position Ducommun to win new, attractive programs over the long term. We posted another quarter of solid cash flow and improved working capital, further de-leveraging the balance sheet to provide for increased financial flexibility as we focus on margin improvement, operational efficiency and sustained cash generation going forward.”

Third Quarter Results
Net revenue for the third quarter of 2014 was $188.2 million, a 3.8% increase, compared to $181.3 million for the third quarter of 2013. The revenue increase year-over-year primarily reflects 20.5% higher revenue in the Company’s commercial aerospace markets partially offset by 3.3% lower revenue in the Company’s military and space markets.
Net income for the third quarter of 2014 was $2.6 million, or $0.24 per diluted share compared to net income of $4.6 million, or $0.42 per diluted share, for the third quarter of 2013. Net income for the third quarter of 2014 decreased primarily due to higher income tax expense and higher accrued compensation and benefit costs, partially offset by insurance recoveries related to property and equipment and lower interest expense. The current quarter effective income tax rate was 47.2% compared to a tax benefit rate of 1.9% for the prior year’s quarter. The third quarter 2014 effective income tax rate included a total of approximately $0.9 million additional tax expense as a result of tax returns filed or to be filed. The third quarter of 2013 included a $0.7 million federal research and development tax credit (“Federal R&D Tax Credit”) benefit as a result of the American Taxpayer Relief Act (the “Act”) passed in January, 2013. For the third quarter of fiscal 2014, there was no comparable Federal R&D Tax Credit benefit recorded, as a similar Act has not been passed at this time.

Operating income for the third quarter of 2014 was $10.3 million, or 5.5% of revenue, compared to $12.0 million, or 6.6% of revenue, in the comparable period last year. The decrease in operating income in the third quarter of 2014 was primarily due to higher accrued compensation and benefit costs and additional costs incurred as a result of a major outside supplier’s delay in deliveries, partially offset by higher revenue.
Interest expense decreased to $7.0 million in the third quarter of 2014, compared to $7.4 million in the previous year’s third quarter, as the Company continued to de-lever its balance sheet. Other income for the third quarter of fiscal 2014 included $1.6 million of insurance recoveries related to property and equipment that was recorded as other income compared to none in the comparable period in 2013.
EBITDA for the third quarter of 2014 was $18.6 million, or 9.9% of revenue, compared to $19.2 million, or 10.6% of revenue, for the comparable period in 2013.
During the third quarter of 2014, the Company generated $5.4 million of cash from operations compared to $7.8 million during the third quarter of 2013.
The Company’s firm backlog as of September 27, 2014 was approximately $569 million.
Ducommun AeroStructures (“DAS”)
The Company’s DAS segment reported net revenue for the current third quarter of $81.4 million, compared to $77.7 million for the third quarter of 2013. The higher revenue was primarily due to a 15.3% increase in commercial aerospace revenue that was partially offset by an 8.1% decrease in military and space revenues.

DAS segment operating income was $7.2 million, or 8.8% of revenue, compared to operating income of $7.6 million, or 9.8% of revenue, in the third quarter of 2013. The lower operating income was due to additional costs incurred as a result of a major outside supplier’s delay in deliveries that was partially offset by higher revenue. EBITDA was $11.1 million for the current quarter, or 13.6% of revenue, compared to $10.3 million, or 13.2% of revenue, for the comparable quarter in the prior year. EBITDA for the third quarter of fiscal 2014 included $1.6 million of insurance recoveries related to property and equipment that was recorded as other income compared to none in the comparable period in 2013.
Ducommun LaBarge Technologies (“DLT”)
The Company’s DLT segment reported net revenue for the third quarter of $106.8 million, compared to $103.5 million for the third quarter of 2013. The higher revenue reflected a 43.7% increase in commercial aerospace electronics revenue.

DLT’s operating income for the third quarter of 2014 was $8.3 million, or 7.8% of revenue, compared to $7.6 million, or 7.3% of revenue, for the third quarter of 2013, primarily due to an increase in revenue, favorable product mix, and improved operations, partially offset by higher accrued compensation and benefit costs. EBITDA was $12.7 million for the current quarter, or 11.9% of revenue, compared to $12.1 million, or 11.7% of revenue, in the comparable quarter of the prior year.
Corporate General and Administrative Expenses (“CG&A”)
CG&A expenses for the third quarter of 2014 were $5.1 million, or 2.7% of total Company revenue, an increase from $3.3 million, or 1.8% of total Company revenue in the prior-year period. CG&A expenses increased primarily due to higher accrued compensation and benefit costs.

Year to Date Results
Net revenue for the nine months ended September 27, 2014 was $554.4 million compared to $548.7 million for the nine months ended September 28, 2013. The revenue increase year-over-year primarily reflects 10.0% higher commercial aerospace revenue and 3.6% increase in non-aerospace and defense (“non-A&D”) revenue, partially offset by 4.6% lower revenue in the Company’s military and space markets.
Net income for the nine months ended September 27, 2014 was $13.7 million, or $1.23 per diluted share, compared to net income of $13.8 million, or $1.28 per diluted share, for the nine months ended September 28, 2013. Net income for the first nine months of fiscal 2014 compared to the comparable period of fiscal 2013 included higher income tax expense, partially offset by insurance recoveries related to property and equipment, higher revenue, higher gross profit, and lower interest expense. The effective tax rate for the current nine month period of fiscal 2014 was 35.9% compared to 5.4% for the comparable period of fiscal 2013. The first nine months of fiscal 2013 included a $3.7 million Federal R&D Tax Credit benefit -- a combination of Federal R&D Tax Credit for fiscal 2012 (as a result of the Act passed in January, 2013) and Federal R&D Tax Credit for the first nine months of fiscal 2013. For the first nine months of fiscal 2014, there was no comparable Federal R&D Tax Credit benefit recorded as a similar Act has not been passed at this time.
Operating income for the nine months ended September 27, 2014 increased 9.7% to $40.9 million, or 7.4% of revenue, compared to $37.3 million, or 6.8% of revenue, for the nine months ended September 28, 2013. Operating income in 2014 rose as a result of favorable product mix, higher gross profit, and a $0.8 million workers’ compensation audit refund related to prior years, partially offset by higher accrued compensation and benefit costs.
Interest expense decreased to $21.1 million in the first nine months of 2014, compared to $22.7 million in the first nine months of fiscal 2013, as the Company continued to de-lever its balance sheet. Other income for the first nine months of fiscal 2014 included $1.6 million of insurance recoveries related to property and equipment that was recorded as other income compared to none in the comparable period in 2013.
EBITDA for the nine months ended September 27, 2014 was $64.3 million, or 11.6% of revenue, compared to $58.7 million, or 10.7% of revenue, for the nine months ended September 28, 2013.
During the first nine months of fiscal 2014 the Company generated $20.9 million of cash from operations compared to $14.7 million during the first nine months of fiscal 2013.
Ducommun AeroStructures
The Company’s DAS segment reported net revenue for the nine months ended September 27, 2014 of $241.6 million, compared to $234.4 million for the nine months ended September 28, 2013. The higher revenue was primarily due to a 7.3% increase in commercial aerospace revenue that was partially offset by a 2.7% decrease in military and space revenue.

DAS segment operating income during the first nine months of fiscal 2014 was $27.3 million, or 11.3% of revenue, compared to operating income of $23.8 million, or 10.1% of revenue, in the first nine months of fiscal 2013. The higher operating income was due to favorable product mix and a $0.8 million workers’ compensation audit refund related to prior years, partially offset by higher accrued compensation and benefit costs. EBITDA was $37.1 million for the first nine months of fiscal 2014, or 15.4% of revenue, compared to $31.2 million, or 13.3% of revenue, for the comparable period in the prior year. EBITDA for the first nine months of fiscal 2014 included $1.6 million of insurance recoveries related to property and equipment that was recorded as other income compared to none in the comparable period in 2013.
Ducommun LaBarge Technologies
The Company’s DLT segment reported net revenue for the nine months ended September 27, 2014 of $312.8 million, compared to $314.2 million for the nine months ended September 28, 2013. The slight decline in year-over-year net revenue was primarily due to an 5.7% decline in defense technologies revenue, partially offset by 23.4% higher commercial aerospace revenue and 3.6% higher non-A&D revenue.
DLT’s operating income for the first nine months of fiscal 2014 was $26.1 million, or 8.3% of revenue, compared to $26.8 million, or 8.5% of revenue, for the first nine months of fiscal 2013 due to higher accrued compensation and benefit costs and lower revenue, partially offset by favorable product mix. EBITDA was $39.5 million for the nine month period of 2014, or 12.6% of revenue, compared to $40.6 million, or 12.9% of revenue, in the comparable nine month period of the prior year.
Corporate General and Administrative Expenses
CG&A expenses for the nine months ended September 27, 2014 were $12.5 million, or 2.2% of total Company revenue, down from $13.2 million, or 2.4% of total Company revenue, in the nine months ended September 28, 2013. CG&A expense decreased primarily due to the first nine months of the prior year included a $0.5 million charge related to the Company’s debt repricing transaction.

Conference Call
A teleconference hosted by Anthony J. Reardon, the Company’s chairman and chief executive officer, and Joseph P. Bellino, the Company’s vice president, treasurer and chief financial officer, will be held today, October 27, 2014 at 2:00 p.m. PT (5:00 p.m. ET) to review these financial results. To participate in the teleconference, please call 866-510-0707 (international 617-597-5376) approximately ten minutes prior to the conference time. The participant passcode is 30035541. Mr. Reardon and Mr. Bellino will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 45 minutes.
This call is being webcast by Thomson Reuters and can be accessed directly at the Ducommun website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 888-286-8010, passcode 16971760.

About Ducommun Incorporated
Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through two primary business units – Ducommun AeroStructures (“DAS”) and Ducommun LaBarge Technologies (“DLT”). Additional information can be found at www.ducommun.com.
Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect the Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Joseph P. Bellino, Vice President, Treasurer and Chief Financial Officer, 310.513.7211
Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com
[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 27, 2014	December 31, 2013
Assets
Current Assets
Cash and cash equivalents	$40,852	$48,814
Accounts receivable, net	104,396	91,909
Inventories	145,468	140,507
Production cost of contracts	10,375	11,599
Deferred income taxes	13,664	10,850
Other current assets	20,444	27,085
Total Current Assets	335,199	330,764
Property and Equipment, Net	93,181	96,090
Goodwill	161,940	161,940
Intangibles, Net	157,694	165,465
Other Assets	7,657	9,940
Total Assets	$755,671	$764,199
Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$26	$25
Accounts payable	55,083	58,111
Accrued liabilities	42,916	45,453
Total Current Liabilities	98,025	103,589
Long-Term Debt, Less Current Portion	310,157	332,677
Deferred Income Taxes	73,078	68,489
Other Long-Term Liabilities	16,858	19,750
Total Liabilities	498,118	524,505
Commitments and Contingencies
Shareholders’ Equity
Common stock	109	110
Treasury stock	—	(1,924)
Additional paid-in capital	72,563	70,542
Retained earnings	188,551	174,828
Accumulated other comprehensive loss	(3,670)	(3,862)
Total Shareholders’ Equity	257,553	239,694
Total Liabilities and Shareholders’ Equity	$755,671	$764,199

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Net Revenues	$188,164	$181,288	$554,433	$548,675
Cost of Sales	154,770	148,984	448,526	446,202
Gross Profit	33,394	32,304	105,907	102,473
Selling, General and Administrative Expenses	23,050	20,351	65,005	65,175
Operating Income	10,344	11,953	40,902	37,298
Interest Expense	(6,975)	(7,403)	(21,094)	(22,668)
Other Income	1,600	—	1,600	—
Income Before Taxes	4,969	4,550	21,408	14,630
Income Tax Expense (Benefit)	2,347	(86)	7,685	783
Net Income	$2,622	$4,636	$13,723	$13,847
Earnings Per Share
Basic earnings per share	$0.24	$0.43	$1.26	$1.30
Diluted earnings per share	$0.24	$0.42	$1.23	$1.28
Weighted-Average Number of Common Shares Outstanding
Basic	10,921	10,722	10,902	10,657
Diluted	11,150	10,917	11,202	10,785

Gross Profit %	17.7%	17.8%	19.1%	18.7%
SG&A %	12.2%	11.2%	11.7%	11.9%
Operating Income %	5.5%	6.6%	7.4%	6.8%
Net Income %	1.4%	2.6%	2.5%	2.5%
Effective Tax Rate	47.2%	(1.9)%	35.9%	5.4%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
BUSINESS SEGMENT PERFORMANCE
(Unaudited)
(In thousands)

	Three Months Ended					Nine Months Ended
	% Change	September 27, 2014	September 28, 2013	% of Net Revenues 2014	% of Net Revenues 2013	% Change	September 27, 2014	September 28, 2013	% of Net Revenues 2014	% of Net Revenues 2013
Net Revenues
DAS	4.7%	$81,357	$77,740	43.2%	42.9%	3.1%	$241,627	$234,437	43.6%	42.7%
DLT	3.1%	106,807	103,548	56.8%	57.1%	(0.5)%	312,806	314,238	56.4%	57.3%
Total Net Revenues	3.8%	$188,164	$181,288	100.0%	100.0%	1.0%	$554,433	$548,675	100.0%	100.0%
Segment Operating Income
DAS		$7,190	$7,633	8.8%	9.8%		$27,269	$23,766	11.3%	10.1%
DLT		8,288	7,596	7.8%	7.3%		26,089	26,772	8.3%	8.5%
		15,478	15,229				53,358	50,538
Corporate General and Administrative Expenses (1)		(5,134)	(3,276)	(2.7)%	(1.8)%		(12,456)	(13,240)	(2.2)%	(2.4)%
Total Operating Income		$10,344	$11,953	5.5%	6.6%		$40,902	$37,298	7.4%	6.8%
EBITDA
DAS
Operating Income		$7,190	$7,633				$27,269	$23,766
Other Income (2)		1,600	—				1,600	—
Depreciation and Amortization		2,272	2,621				8,242	7,386
		11,062	10,254	13.6%	13.2%		37,111	31,152	15.4%	13.3%
DLT
Operating Income		8,288	7,596				26,089	26,772
Depreciation and Amortization		4,391	4,540				13,442	13,863
		12,679	12,136	11.9%	11.7%		39,531	40,635	12.6%	12.9%
Corporate General and Administrative Expenses
Operating loss		(5,134)	(3,276)				(12,456)	(13,240)
Depreciation and Amortization		41	41				145	126
		(5,093)	(3,235)				(12,311)	(13,114)
EBITDA		$18,648	$19,155	9.9%	10.6%		$64,331	$58,673	11.6%	10.7%
Capital Expenditures
DAS		$1,266	$1,159				$3,986	$4,208
DLT		1,761	866				4,736	3,046
Corporate Administration		1	43				25	67
Total Capital Expenditures		$3,028	$2,068				$8,747	$7,321

(1)	Includes costs not allocated to either the DLT or DAS operating segments.

(2)	Insurance recoveries related to property and equipment included as other income.